T. ROWE PRICE ASSOCIATES, INC.
                                 STATEMENT OF POLICY
                                         ON
                               SECURITIES TRANSACTIONS


BACKGROUND INFORMATION.

    LEGAL REQUIREMENT. In accordance with the requirements of the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940 and the Insider Trading and Securities Fraud Enforcement Act of 1988, T. Rowe Price Associates, Inc. ("PRICE ASSOCIATES") and the mutual funds ("TRPA FUNDS") which it manages have adopted this Statement of Policy on Securities Transactions ("STATEMENT"). Both Rowe Price-Fleming International, Inc. ("RPFI") and T. Rowe Fleming Asset Management Limited ("TRFAM") have also adopted Statements of Policy on Securities Transactions. Funds sponsored and managed by Price Associates or RPFI will be referred to as the "PRICE FUNDS."

    PRICE ASSOCIATES' FIDUCIARY POSITION. As an investment adviser, Price Associates is in a fiduciary position which requires it to act with an eye only to the benefit of its clients, avoiding those situations which might place, or appear to place, the interests of Price Associates or its officers, directors and employees in conflict with the interests of clients.


    PURPOSE OF STATEMENT. The Statement was developed to help guide Price Associates' employees and independent directors and the independent directors of the Price Funds in the conduct of their personal investments and to:

/2/ eliminate the possibility of a transaction occurring that the Securities and Exchange Commission or other regulatory bodies would view as illegal, such as FRONT RUNNING (see definition below);

/2/  avoid situations where it might appear that Price Associates or the Price
  Funds or any of their officers, directors or employees had personally benefited at the expense of a client or fund shareholder or taken inappropriate advantage of their fiduciary positions; and

   /2/ prevent, as well as detect, the misuse of material, non-public information.

    Employees and the independent directors of Price Associates and the Price Funds are urged to consider the reasons for the adoption of this Statement.
     Price Associates' and the Price Funds' reputations could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duties of Price Associates and the independent directors of the Price Funds.

    FRONT RUNNING. Front Running is illegal. It is generally defined as the purchase or sale of a security by an officer, director or employee of an investment adviser or mutual fund in anticipation of and prior to the adviser effecting similar transactions for its clients in order to take advantage of or avoid changes in market prices effected by client transactions.

PERSONS SUBJECT TO STATEMENT. The provisions of this Statement apply as described below to the following persons and entities. Each person and entity is classified as either an Access Person or a Non-Access Person as described below. The provisions of this Statement may also apply to an Access Person's or Non-Access Person's spouse, minor children, and certain other relatives, as further described on page 4-4 of this Statement. Access Persons are subject to all provisions of this Statement. Non-Access Persons are subject to the general principles of the Statement and its reporting requirements, but are exempt from prior clearance requirements except for transactions in Price Associates' stock.
 The persons and entities covered by this Statement are:

    PRICE ASSOCIATES. Price Associates, each of its subsidiaries and their retirement plans, and the Price Associates Employee Partnerships.

    PERSONNEL. Each officer, inside director and employee of Price Associates and its subsidiaries, including T. Rowe Price Investment Services, Inc., the principal underwriter of the Price Funds.

    CERTAIN TEMPORARY WORKERS.  These workers include:

    /2/  All temporary workers hired on the Price Associates payroll ("TRPA
      TEMPORARIES");

    /2/ All agency temporaries whose assignments at Price Associates exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period;

    /2/ All independent or agency-provided consultants whose assignments exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period AND whose work is closely related to the ongoing work of Price Associates' employees (versus project work that stands apart from ongoing work); and

    /2/ Any contingent worker whose assignment is more than casual in nature or who will be exposed to the kinds of information and situations that would create conflicts on matters covered in the Code.

    RPFI PERSONNEL. As stated in the first paragraph, a Statement of Policy on Securities Transactions has been adopted by RPFI. Under that Statement, all RPFI personnel (officers, directors and employees) stationed in Baltimore will be subject to this Statement.

    TRFAM PERSONNEL. As stated in the first paragraph, a Statement of Policy on Securities Transactions has been adopted by TRFAM. Under that Statement, all TRFAM personnel



    (officers, directors, and employees) stationed in Baltimore will be subject to this Statement.

    RETIRED EMPLOYEES. Retired employees of Price Associates who continue to receive investment research information from Price Associates.

INDEPENDENT DIRECTORS OF PRICE ASSOCIATES AND THE PRICE FUNDS.
  The independent
directors of Price Associates include those directors of Price Associates who are neither officers nor employees of Price Associates. The independent directors of the Price Funds include those directors of the Price Funds who are not deemed to be "interested persons" of Price Associates.

Although subject to the general principles of this Statement, including the definition of "beneficial ownership," independent directors are subject only to modified reporting requirements. The independent directors of the Price Funds are exempt from prior clearance requirements. The independent directors of Price Associates are exempt from the prior clearance requirements except for Price Associates' stock.

ACCESS PERSONS.  Certain persons and entities are classified as
 "ACCESS PERSONS"
under the Code.  The term "ACCESS PERSON" means:

   /2/  Price Associates;

   /2/ any officer (vice president or above) or director (excluding independent directors) of Price Associates or the Price Funds;

/2/ any employee of Price Associates or the Price Funds who, in connection with his or her regular functions or duties, makes, participates in, or obtains or has access to information regarding the purchase or sale of securities by a Price Fund or other advisory client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or

/2/ any person in a control relationship to Price Associates or a Price Fund who obtains or has access to information concerning recommendations made to a Price Fund or other advisory client with regard to the purchase or sale of securities by the Price Fund or advisory client.

   All Access Persons are notified of their status under the Code.

    INVESTMENT PERSONNEL.  An Access Person is further identified as
 "INVESTMENT
    PERSONNEL" if, in connection with his or her regular functions or duties, he or she "makes or participates in making recommendations regarding the purchase or sale of securities" by a Price Fund or other advisory client.

    The term "Investment Personnel" includes, but is not limited to:




/2/ those employees who are authorized to make investment decisions or to recommend securities transactions on behalf of the firm's clients (investment counselors and members of the mutual fund advisory committees);

    /2/  research and credit analysts; and

/2/  traders who assist in the investment process.

    All Investment Personnel are deemed Access Persons under the Code. All Investment Personnel are notified of their status under the Code.
     Investment Personnel are prohibited from investing in initial public offerings.

NON-ACCESS PERSONS.   Persons who do not fall within the definition of Access
Persons are deemed "NON-ACCESS PERSONS".

QUESTIONS ABOUT THE STATEMENT. You are urged to seek the advice of the Chairperson of the Ethics Committee when you have questions as to the application of this Statement to individual circumstances.

TRANSACTIONS SUBJECT TO STATEMENT.  Except as provided below, the provisions of
this Statement apply to transactions that fall under either one of the following two conditions:

FIRST, you are a "BENEFICIAL OWNER" of the security under the Rule 16a-1 of the Securities Exchange Act of 1934 ("EXCHANGE ACT"), as defined below.

SECOND, if you CONTROL or direct securities trading for another person or entity, those trades are subject to this Statement even if you are not a beneficial owner of the securities. For example, if you have an exercisable trading authorization of an unrelated person's or entity's brokerage account, or are directing another person's or entity's trades, those transactions will be subject to this Statement to the same extent your personal trades would be, unless exempted as described below.

DEFINITION OF BENEFICIAL OWNER. A "beneficial owner" is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

A person has beneficial ownership in:

/2/  securities held by members of the person's immediate family SHARING THE
  SAME HOUSEHOLD, although the presumption of beneficial ownership may be rebutted;




    2x/ a person's interest in securities held by a trust, which may include both trust beneficiaries or trustees with investment control;

/2/ a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable;

    /2/ a general partner's proportionate interest in the portfolio securities held by a general or limited partnership;

/2/ certain performance-related fees other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; and

/2/ a person's right to dividends that is separated or separable from the underlying securities. Otherwise, right to dividends alone shall not represent beneficial ownership in the securities.

A shareholder shall not be deemed to have beneficial ownership in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

REQUESTS FOR EXEMPTIONS. If you have beneficial ownership of a security, any transaction involving that security is presumed to be subject to the relevant requirements of this Statement, UNLESS you have no control over the transaction.
 Such a situation MAY arise, for example, if you have delegated investment authority to an independent investment adviser, or your spouse has an independent trading program in which you have no input. Similarly, if your spouse has investment control over, but no beneficial ownership in, an unrelated account, an exemption may be appropriate.

If you are involved in an investment account for a family situation, trust, partnership, corporation, etc., which you feel should not be subject to the Statement's relevant prior approval and/or reporting requirements, you should submit a written request for clarification or exemption to Baltimore Legal/Compliance (Attn. D. Jones). Any such request for clarification or exemption should name the account, your interest in the account, the persons or firms responsible for its management, and the basis upon which the exemption is being claimed. Exemptions are NOT self-executing; any exemption must be granted through Baltimore Legal/Compliance.

TRANSACTIONS IN STOCK OF PRICE ASSOCIATES. Because Price Associates is a pub-



lic company, ownership of its stock subjects its officers, inside and independent directors, and employees to special legal requirements under the Federal securities laws. Each officer, director and employee is responsible for his or her own compliance with these requirements. In connection with these legal requirements, Price Associates has adopted the following rules and procedures:

    INDEPENDENT DIRECTORS OF PRICE FUNDS. The independent directors of the Price Funds are prohibited from owning the stock of Price Associates.

    QUARTERLY EARNINGS REPORT. Generally, all employees and independent directors of Price Associates must refrain from initiating transactions in Price Associates' stock in which they have a beneficial interest from the sixth trading day following the end of the quarter (or such other date as management shall from time to time determine) until the third trading day following the public release of earnings. Employees and independent directors will be notified in writing through the Office of the Secretary of Price Associates ("SECRETARY") from time to time as to the controlling dates.

    PRIOR CLEARANCE. Employees and independent directors of Price Associates are required to obtain clearance prior to effecting any proposed transaction (including gifts and transfers) involving shares of Price Associates' stock owned beneficially or through the Employee Stock Purchase Plan. Requests for prior clearance must be in writing on the form entitled, "Notification of Proposed Transaction" (available from Corporate Records Department) and be submitted to the Secretary who is responsible for processing and maintaining the records of all such requests. This would include sales of stock purchased through Price Associates Employee Stock Purchase Plan ("ESPP"). Purchases effected through the ESPP are automatically reported to the Secretary. Receiving prior clearance does not relieve employees and independent directors of Price Associates from conducting their personal securities transactions in full compliance with the Code, including its prohibition on trading while in possession of material, inside information.
     Transactions in Price Associates' stock are sub-



    ject to the 60-Day Rule except for transactions effected through the ESPP and certain options exercises. See p. 4-18.



           ALL EMPLOYEES AND INDEPENDENT DIRECTORS OF PRICE
 ASSOCIATES MUST
           OBTAIN PRIOR CLEARANCE OF ANY TRANSACTION INVOLVING
 PRICE
           ASSOCIATES' STOCK FROM THE OFFICE OF THE SECRETARY OF
 PRICE
           ASSOCIATES.
           --------------------------------------------------------------------



    INITIAL DISCLOSURE OF HOLDINGS. Each new employee must report to the Secretary any shares of Price Associates' stock of which he or she has beneficial ownership no later than 10 days after his or her starting date of employment.

    DIVIDEND REINVESTMENT PLANS. Purchases of Price Associates' stock owned outside of the ESPP and effected through a dividend reinvestment plan need not receive prior clearance if the Secretary's office has been previously notified by the employee that he or she will be participating in that plan.
     Reporting of transactions effected through that plan need only be made quarterly, except that employees who are subject to Section 16 of the Securities Exchange Act of 1934 reporting must report such transactions monthly.

    EFFECTIVENESS OF PRIOR CLEARANCE. Prior clearance of transactions in Price Associates' stock is effective for five (5) business days from and including the date the clearance is granted, unless (i) advised to the contrary by the Secretary prior to the proposed transaction, or (ii) the person receiving the approval comes into possession of material, non-public information concerning the firm. If the proposed transaction in Price Associates' stock is not executed within this time period, a new clearance must be obtained.

    REPORTING OF DISPOSITION OF PROPOSED TRANSACTION. Covered persons must notify the Secretary of the disposition (whether the proposed transaction was effected or not) of each transaction involving shares of Price Associates' stock owned directly within two business days of its execution, or within seven business days of the date of prior clearance, if not executed.

    INSIDER REPORTING AND LIABILITY. Under current rules, certain officers, directors and 10% stockholders of a publicly traded company ("INSIDERS") are subject to the requirements of Section 16. Insiders include the directors and certain managing directors of Price Associates.

    SEC REPORTING. There are three reporting forms which insiders are required to file with the SEC to report their purchase, sale and transfer transactions in, and holdings of, Price Associates' stock. Although the Secretary will provide assistance in complying with these requirements as an accommodation to insiders, it remains the legal responsibility of each insider to assure that the applicable reports are filed in a timely manner.

/2/ FORM 3. The initial ownership report by an insider is required to be filed on Form 3. This report must be filed within ten days after a person becomes an insider (i.e., is elected as a director or appointed as managing director) to report all current holdings of Price Associates' stock. Following the election or appointment of an insider, the Secretary will deliver to the insider a Form 3 for appropriate signatures and will file such Form with the SEC.

/2/ FORM 4. Any change in the insider's ownership of Price Associates' stock must be reported on a Form 4 unless eligible for deferred reporting on year-end Form 5. The Form 4 is due by the 10th day following the end of the month in which the ownership change occurred. Following receipt of the Notice of Disposition of the proposed transaction, the Secretary will deliver to the insider a Form 4, as applicable, for appropriate signatures and will file such Form with the SEC.

/2/  FORM 5.  Any transaction or holding which is exempt from reporting on Form
  4, such as option exercises, small purchases of stock, gifts, etc. may be reported on a deferred basis on Form 5 within 45 days after the end of the calendar year in which the transaction occurred. No Form 5 is necessary if all transactions and holdings were previously reported on Form 4.

        LIABILITY FOR SHORT-SWING PROFITS. Under Federal securities laws, profit realized by certain officers, as well as directors and 10% stockholders of a company (including Price Associates) as a result of a purchase and sale (or sale and purchase) of stock of the company within a period of less than six months must be returned to the firm upon request.

    OFFICE OF THRIFT SUPERVISION ("OTS") REPORTING.  Price
 Associates is the
    holding company of T. Rowe Price Savings Bank, which is regulated by the OTS. OTS regulations require that the Managing Directors of Price Associates, as well as any vice president in charge of any Price Associates' affiliate, file reports regarding their personal holdings of the stock of Price Associates and of the stock of any non-affiliated savings banks or savings and loan holding companies. Although the Secretary will provide assistance in complying with these requirements as an accommodation, it remains the responsibility of each person required to file such reports to ensure that such reports are filed in a timely manner.

PRIOR CLEARANCE REQUIREMENTS (OTHER THAN PRICE
 ASSOCIATES' STOCK) FOR ACCESS
PERSONS.

ALL ACCESS PERSONS must obtain prior clearance before directly or indirectly initiating, recommending, or in any way participating in, the purchase or sale of a security in which the Access Person has, or by reason of such transaction may acquire, any beneficial interest or which he or she controls, unless exempted below. NON-ACCESS PERSONS are NOT required to obtain prior clearance before engaging in any securities transactions, except for transaction in Price Associates' stock.






           ALL EMPLOYEES AND INDEPENDENT DIRECTORS OF PRICE
 ASSOCIATES MUST
           OBTAIN PRIOR CLEARANCE OF ANY TRANSACTION INVOLVING PRICE ASSOCIATES' STOCK FROM THE OFFICE OF THE SECRETARY OF PRICE ASSOCIATES.
           --------------------------------------------------------------------



Where required, prior clearance must be obtained regardless of whether the transaction is effected through TRP Brokerage or through an unaffiliated broker/dealer. Receiving prior clearance does not relieve Access Persons from conducting their personal securities transactions in full compliance with the Code, including its prohibition on trading while in possession of material, inside information, and with applicable law, including the prohibition on Front Running (see page 4-1 for definition of Front Running). Please note that the prior clearance procedures do NOT check compliance with the 60-Day Rule (p. 4-17).

TRANSACTIONS (OTHER THAN IN PRICE ASSOCIATES' STOCK) EXEMPT
 FROM PRIOR
CLEARANCE. The following transactions are exempt from the prior clearance requirements:

        MUTUAL FUNDS AND VARIABLE INSURANCE PRODUCTS. Purchases or redemptions of shares of any open-end investment companies, including the Price Funds, and variable insurance products.

        UNIT INVESTMENT TRUSTS. Purchases or sales of shares in unit investment trusts.

        U.S. GOVERNMENT OBLIGATIONS. Purchases or sales of direct obligations of the U.S. Government.

        PRO RATA DISTRIBUTIONS. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.




        MANDATORY TENDERS. Purchases and sales of securities pursuant to a mandatory tender offer.

        SPOUSAL PAYROLL DEDUCTION PLANS. Purchases by an Access Person's spouse pursuant to a payroll deduction plan, provided the Compliance Department has been previously notified by the Access Person that the spouse will be participating in the payroll deduction plan.

        EXERCISE OF STOCK OPTION OF CORPORATE EMPLOYER BY SPOUSE.
  Transactions
        involving the exercise by an Access Person's spouse of a stock option issued by the corporation employing the spouse.

        DIVIDEND REINVESTMENT PLANS. Purchases effected through an established Dividend Reinvestment Plan ("DRP"), provided the Compliance Department is first notified by the Access Person that he or she will be participating in the DRP. An Access Person's purchase of share(s) of the issuer to initiate participation in the DRP or an Access Person's purchase of shares in addition to those purchased with dividends (a "CONNECTED PURCHASE") AND any sale of shares from the DRP MUST receive prior clearance.

        SYSTEMATIC INVESTMENT PLANS. Purchases effected through a systematic investment plan involving the automatic investment of a set dollar amount on predetermined dates, provided the Compliance Department has been previously notified by the Access Person that he or she will be participating in the plan. An Access Person's purchase of securities of the issuer to initiate participation in the plan AND any sale of shares from such a plan MUST receive prior clearance.

        INHERITANCES.  The acquisition of securities through inheritance.

        GIFTS.  The giving of or receipt of a security as a gift.




PROCEDURES FOR OBTAINING PRIOR CLEARANCE (OTHER THAN PRICE
 ASSOCIATES' STOCK)
FOR ACCESS PERSONS. ALL Access Persons should follow the procedures set forth below before engaging in the transactions described.



   PROCEDURES FOR OBTAINING PRIOR CLEARANCE FOR INITIAL
 PUBLIC OFFERINGS
   ("IPOS"):

        NON-INVESTMENT PERSONNEL. Access Persons who are NOT Investment Personnel ("NON-INVESTMENT PERSONNEL") may purchase securities that are the subject of an IPO ONLY if prior written approval has been obtained from the Chairperson of the Ethics Committee or his or her designee ("DESIGNEE"), which may include N. Morris, S. McCafferty or A. Brooks.
         An IPO is an offering of securities registered under the Securities Act of 1933 when the issuer of the securities, immediately before the registration, was not subject to certain reporting requirements of the Securities Exchange Act of 1934.

        In considering such a request for approval, the Chairperson will determine whether the proposed transaction presents a conflict of interest with any of the firm's clients or otherwise violates the Code.
         The Chairperson will also determine whether the following conditions have been met:

        1.
            The purchase is made through the Non-Investment Personnel's regular broker;

        2.
            The number of shares to be purchased is commensurate with the normal size and activity of the Non-Investment Personnel's account; and

        3.
            The transaction otherwise meets the requirements of the NASD's rules on free riding and withholding.

    Non-Investment Personnel will not be permitted to purchase shares in an IPO if any of the firm's clients are prohibited from doing so. Therefore, Non-Investment Personnel MUST check with the Equity Trading Desk the day the offering is priced before purchasing in the IPO. This prohibition will remain in effect until the firm's clients have had the opportunity to purchase in the secondary market once the underwriting is completed -- commonly referred to as the aftermarket.

        INVESTMENT PERSONNEL. Investment Personnel may NOT purchase securities in an IPO.

        NON-ACCESS PERSONS. Although Non-Access Persons are not required to receive prior clearance before purchasing shares in an IPO, any Non-Access Person who is a registered representative of Investment Services should be aware that NASD rules may restrict his or her ability to buy shares in a "hot issue," which is a new issue that trades at a premium in the secondary market whenever that trading commences.

    PROCEDURES FOR OBTAINING PRIOR CLEARANCE FOR PRIVATE
 PLACEMENTS. Access
    Persons may not invest in a private placement of securities, including the purchase of limited partnership interests, unless prior written approval has been obtained from the Chairperson of the Ethics Committee or a Designee.
     In considering such a request for approval, the Chairperson will determine whether the investment opportunity (private placement) should be reserved for the firm's clients, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the firm. The Chairperson will also secure, if appropriate, the approval of the proposed transaction from the chairperson of the applicable investment steering committee.

        CONTINUING OBLIGATION. An Access Person who has received approval to invest in a private placement of securities and who, at a later date, anticipates participating in the firm's investment decision process regarding the purchase or sale of securities of the issuer of that private placement on behalf of any client, must immediately disclose his or her prior investment in the private placement to the Chairperson of the Ethics Committee and to the chairperson of the appropriate investment steering committee.

    PROCEDURES FOR OBTAINING PRIOR CLEARANCE FOR ALL
OTHER SECURITIES
    TRANSACTIONS. Requests for prior clearance by Access Persons for all other securities transactions requiring prior clearance may be made orally, in writing, or by electronic mail (e-mail address "Personal Trades," which appears under "Trades" in the electronic mail address book) to the Equity Trading Department of Price Associates, which will be responsible for processing and maintaining the records of all such requests. All requests must include the name of the security, the number of shares or amount of bond involved, whether a foreign security is involved, and the nature of the transaction, i.e., whether the transaction is a purchase, sale or short sale. Responses to all requests will be made by the Trading Department documenting the request and its approval/disapproval.

    Requests will normally be processed on the same day; however, additional time may be required for prior clearance of transactions in foreign securities.

    EFFECTIVENESS OF PRIOR CLEARANCE. Prior clearance of a securities transaction is effective for three (3) business days FROM AND INCLUDING the date the clearance is granted, regardless of the time of day when clearance is granted. If the proposed securities transaction is not executed within this time, a new clearance must be obtained

REASONS FOR DISALLOWING ANY PROPOSED TRANSACTION.
 A proposed securities
transaction will be disapproved by the Trading Department and/or the Chairperson of the Ethics Committee if:




       PENDING CLIENT ORDERS. Orders have been placed by Price Associates or RPFI to purchase or sell the security.

       PURCHASES AND SALES WITHIN SEVEN (7) CALENDAR DAYS.
 The security has
       been purchased or sold by any client of Price Associates or, in the case of a foreign security, for any client of either Price Associates or RPFI, within seven calendar days immediately prior to the date of the proposed transaction. For example, if a client transaction occurs on Monday, an Access Person may not purchase or sell that security until Tuesday of the following week. If all clients have eliminated their holdings in a particular security, the seven-day restriction is not applicable to an Access Person's transactions in that security.

       APPROVED COMPANY RATING CHANGES. A change in the rating of an approved company as reported in the firm's Daily Research News has occurred within seven (7) calendar days immediately prior to the date of the proposed transaction. Accordingly, trading would not be permitted until the eighth (8) calendar day.

       SECURITIES SUBJECT TO INTERNAL TRADING RESTRICTIONS. The security is limited or restricted by Price Associates or RPFI as to purchase or sale for client accounts.

REQUESTS FOR WAIVERS OF PRIOR CLEARANCE DENIALS.  If an Access
Person's request
for prior clearance has been denied, he or she may apply to the Chairperson of the Ethics Committee for a waiver. All such requests must be in writing and must fully describe the basis upon which the waiver is being requested. Waivers are NOT routinely granted.

BROKERAGE CONFIRMATIONS AND PERIODIC ACCOUNT STATEMENTS.
 ALL ACCESS PERSONS AND
NON-ACCESS PERSONS must request broker-dealers executing their transactions to send to the attention of Compliance, Legal Department, T. Rowe Price Associates, Inc., P.O. Box 17218, Baltimore, Maryland 21297-1218 a duplicate confirmation with respect to each and every reportable transaction, including Price Associates' stock, and a copy of all periodic statements for all securities accounts in which the Access Person or Non-Access Person is considered to have beneficial ownership and/or control (see Page 4-4 for a discussion of beneficial ownership and control concepts).

NOTIFICATION OF BROKER/DEALER ACCOUNTS.  ALL ACCESS PERSONS
 AND NON-ACCESS
PERSONS must give written notice to Baltimore Legal/Compliance before opening or trading in a securities account with any broker/dealer, including TRP Brokerage.

    NEW EMPLOYEES. New employees must give written notice to Baltimore Legal/Compliance of any existing securities accounts maintained with any broker/dealer when joining the firm (no later than 10 days after the starting date).

    OFFICERS, DIRECTORS AND REGISTERED REPRESENTATIVES OF
 INVESTMENT SERVICES.
     The NASD requires each associated person of T. Rowe Price Investment Services, Inc. to:

   /2/ Obtain approval from Investment Services (request should be in writing and be directed to Baltimore Legal/Compliance) before opening or placing the initial trade in a securities account with any broker/dealer; and

/2/ Provide the broker/dealer with written notice of his or her association with Investment Services.

TRANSACTION REPORTING REQUIREMENTS (OTHER THAN PRICE
 ASSOCIATES' STOCK
TRANSACTIONS). ALL Access Persons AND Non-Access Persons must report all securities transactions unless the transaction is exempted from reporting below.

    TRANSACTIONS EXEMPT FROM REPORTING. The following transactions are exempt from the reporting requirements:




        MUTUAL FUNDS AND VARIABLE INSURANCE PRODUCTS. The purchase or redemption of shares of any open-end investment companies, including the Price Funds, and variable insurance products, except that any employee who serves as the president or executive vice president of a Price Fund must report his or her beneficial ownership or control of shares in that Fund to Baltimore Legal/Compliance through electronic mail to Dottie Jones.

        STOCK SPLITS AND SIMILAR ACQUISITIONS. The acquisition of additional shares of existing corporate holdings through the reinvestment of income dividends and capital gains in mutual funds, stock splits, stock dividends, exercise of rights, exchange or conversion.

        U.S. GOVERNMENT OBLIGATIONS. Purchases or redemptions of direct obligations of the U.S. Government.

        DIVIDEND REINVESTMENT PLANS. The purchase of securities with dividends effected through an established DRP. If, however, a Connected Purchase or a sale must receive prior clearance (see p. 4-9), that transaction must also be reported.

    TRANSACTIONS THAT MUST BE REPORTED. Other than the transactions specified above as exempt, ALL Access Persons AND Non-Access Persons are required to file a report of the following securities transactions:

        CLEARED TRANSACTIONS. Any transaction that is subject to the prior clearance requirements, including purchases in initial public offerings and private placement transactions. Although Non-Access Persons are not required to receive prior clearance for securities transactions (other than Price Associates' stock), they MUST report any transaction that would have been required to be prior cleared by an Access Person.




        UNIT INVESTMENT TRUSTS. The purchase or sale of shares of a Unit Investment Trust.

        PRO RATA DISTRIBUTIONS. Purchase effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

        INHERITANCES.  Acquisition of securities through inheritance.

        GIFTS.  Acquisition or disposition of securities by gift.

        MANDATORY TENDERS. Purchases and sales of securities pursuant to a mandatory tender offer.

        SPOUSAL PAYROLL DEDUCTION PLANS/SPOUSAL STOCK OPTION.
 Transactions
        involving the purchase or exchange of securities by the spouse of an Access Person or Non-Access Person pursuant to a payroll deduction plan or the exercise by the spouse of an Access Person or Non-Access Person of a stock option issued by the spouse's employer. REPORTING OF SPOUSAL PAYROLL DEDUCTION PLAN TRANSACTIONS NEED ONLY BE MADE
 QUARTERLY;
        REPORTING OF A SPOUSAL STOCK OPTION EXERCISE MUST BE MADE
 WITHIN TEN
        DAYS OF THE EXERCISE.

        SYSTEMATIC INVESTMENT PLANS. Transactions involving the purchase of securities by an Access Person or Non-Access Person pursuant to a systematic investment plan. REPORTING OF SYSTEMATIC INVESTMENT PLAN TRANSACTIONS NEED ONLY BE MADE QUARTERLY.

    REPORT FORM. If the executing broker/dealer provides a confirmation or similar statement directly to Baltimore Legal/Compliance, you do not need to make a further report. All other transactions must be reported on the form designated "T. Rowe Price Associates, Inc. Employee's Report of Securities Transactions," a supply of which is available from Balti-



    more Legal/Compliance.

    WHEN REPORTS ARE DUE.  You must report a securities transaction within ten
    (10) days after the trade date or within (10) days after the date on which you first gain knowledge of the transaction (for example, a bequest) if this is later. Reporting of transactions involving either systematic investment plans or the purchase of securities by a spouse pursuant to a payroll deduction plan, however, may be reported quarterly.

TRANSACTION REPORTING REQUIREMENTS FOR THE INDEPENDENT
 DIRECTORS OF PRICE
ASSOCIATES AND THE INDEPENDENT DIRECTORS OF THE PRICE FUNDS.
 The independent
directors of Price Associates and the independent directors of the Price Funds are subject to the same reporting requirements as Access Persons and Non-Access Persons except that reports need only be filed quarterly. Specifically: (1) a report for each securities transaction must be filed with Baltimore/Legal Compliance no later than ten (10) days after the end of the calendar quarter in which the transaction was effected; and (2) a report must be filed for each quarter, regardless of whether there have been any reportable transactions.
 Baltimore/ Legal Compliance will send the independent directors of Price Associates and the Price Funds a reminder letter and reporting form approximately ten days prior to the end of each calendar quarter.

MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES
TRANSACTIONS.  These rules
vary in their applicability depending upon whether you are an Access Person.

The following rules apply to ALL Access Persons AND Non-Access Persons and, where indicated, to the independent directors of Price Associates and the Price Funds.

    DEALING WITH CLIENTS. Access Persons, Non-Access Persons and the independent directors of Price Associates and the Price Funds may not, directly or indirectly, sell to or purchase from a client any security.
     This prohibition does not preclude the purchase or redemption of shares of any mutual fund that is a client of Price Associates.




    CLIENT INVESTMENT PARTNERSHIPS.

        CO-INVESTING. Access Persons and Non-Access Persons, including employee partnerships, and the independent directors of Price Associates and the Price Funds are not permitted to co-invest in client investment partnerships of Price Associates, RPFI, or their affiliates, such as Strategic Partners, Threshold, and International Partners.

        DIRECT INVESTMENT. The independent directors of the Price Funds are not permitted to invest as limited partners in client investment partnerships of Price Associates, RPFI, or their affiliates.

    INVESTMENT CLUBS. These restrictions vary depending upon the person's status, as follows:

        NON-ACCESS PERSONS. A Non-Access Person may form or participate in a stock or investment club without approval of the Chairperson of the Ethics Committee. Only transactions in Price Associates' stock are subject to prior clearance requirements. Club transactions must be reported just as the Non-Access Person's individual trades are reported.

        ACCESS PERSONS. An Access Person may not form or participate in a stock or investment club unless prior written approval has been obtained from the Chairperson of the Ethics Committee. All transactions by such a stock or investment club in which an Access Person has beneficial ownership or control are subject to the same prior clearance and reporting requirements applicable to an individual Access Person's trades. However, if the Access Person has beneficial ownership solely by virtue of his or her spouse's participation in the club and has no investment control or input into decisions regarding the club's securities transactions, he or she may request the waiver of prior clearance requirements of the club's transactions (except for transac-



        tions in Price Associates' stock) from the Chairperson of the Ethics Committee as part of the approval process.

    MARGIN ACCOUNTS. While brokerage margin accounts are discouraged, you may open and maintain margin accounts for the purchase of securities provided such accounts are with brokerage firms with which you maintain a regular brokerage account.

    TRADING ACTIVITY. You are discouraged from engaging in a pattern of securities transactions which either:

        /2/ Is so excessively frequent as to potentially impact your ability to carry out your assigned responsibilities, or

/2/  Involves securities positions that are disproportionate to your net assets.

        At the discretion of the Chairperson of the Ethics Committee, written notification of excessive trading may be sent to your supervisor.

The following rules apply ONLY to ACCESS PERSONS:

    LARGE COMPANY EXEMPTION. Although subject to prior clearance, transactions involving securities in certain large companies, within the parameters set by the Ethics Committee (the "EXEMPT LIST"), will be approved under normal circumstances, as follows:

        TRANSACTIONS INVOLVING EXEMPT LIST SECURITIES.
 This exemption applies
        to transactions involving no more than $20,000 or the nearest round lot (even if the amount of the transaction MARGINALLY exceeds $20,000) per security per week in securities of companies with market capitalizations of $5 billion or more, unless the rating on the security as reported in the firm's Daily Research News has been changed to a 1 or a 5 within the seven (7) calendar days immediately prior to the date of the proposed transaction. If such a rating change has occurred, the exemption is not available.

        TRANSACTIONS INVOLVING OPTIONS ON EXEMPT LIST
SECURITIES.  Access
        Persons may not purchase uncovered put options or sell uncovered call options unless otherwise permitted under the "Options and Futures" discussion on p. 4-16. Otherwise, in the case of options on an individual security on the Exempt List (if it has not had a prohibited rating change), an Access Person may trade the GREATER of 5 contracts or sufficient option contracts to control $20,000 in the underlying security; thus an Access Person may trade 5 contracts even if this permits the Access Person to control more than $20,000 in the underlying security. Similarly, the Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $20,000 in the underlying security.

    These parameters are subject to change by the Ethics Committee.

    EXCHANGE-TRADED INDEX OPTIONS. Although subject to prior clearance, an Access Person's transactions involving exchange-traded index options, within the parameters set by the Ethics Committee, will be approved under normal circumstances. Generally, an Access Person may trade the GREATER of 5 contracts or sufficient contracts to control $20,000 in the underlying securities; thus an Access Person may trade 5 contracts even if this permits the Access Person to control more than $20,000 in the underlying securities.
     Similarly, the Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $20,000 in the underlying security.

    These parameters are subject to change by the Ethics Committee.

    CLIENT LIMIT ORDERS.  The Equity Trading Desk may approve an
 Access Person's
    proposed trade even if a limit order has been entered for a client for the same security, if:




        /2/  The Access Person's trade will be entered as a market order; and

        /2/ The client's limit order is 10% or more away from the market at the time of approval of the Access Person's trade.

    OPTIONS AND FUTURES. Please consult the specific section on Exchange-Traded Index Options (p. 4-16) for transactions in those options.



      BEFORE ENGAGING IN OPTIONS AND FUTURE TRANSACTIONS,
 ACCESS PERSONS SHOULD
      UNDERSTAND THE IMPACT THAT THE 60-DAY RULE MAY HAVE
 UPON THEIR ABILITY TO
      CLOSE OUT A POSITION WITH A PROFIT (SEE PAGE 4-17).
      -------------------------------------------------------------------------



        OPTIONS AND FUTURES ON SECURITIES AND INDICES NOT HELD
 BY PRICE
        ASSOCIATES' OR RPFI'S CLIENTS. There are no specific restrictions with respect to the purchase, sale or writing of put or call options or any other option or futures activity, such as multiple writings, spreads and straddles, on securities of companies (and options or futures on such securities) which are not held by any of Price Associates' or RPFI's clients.

        OPTIONS ON SECURITIES OF COMPANIES HELD BY PRICE
 ASSOCIATES' OR RPFI'S
        CLIENTS. With respect to options on securities of companies which are held by any of Price Associates' or RPFI's clients, it is the firm's policy that an Access Person should not profit from a price decline of a security owned by a client (other than an Index account). Therefore, an Access Person may: (i) purchase call options and sell covered call options and (ii) purchase covered put options and sell put options. An Access Person may not purchase uncovered put options or sell uncovered call options, even if the issuer of the underlying securities is included on the Exempt List, unless purchased in connection with other options on the same security as part of a straddle, combination or spread strategy which is designed to result in a profit to the Access Person if the underlying security rises in or does not change in value. The purchase, sale and exercise of options are subject to the same restrictions as those set forth with respect to securities, i.e., the option should be treated as if it were the common stock itself.

        OTHER OPTIONS AND FUTURES HELD BY PRICE ASSOCIATES'
OR RPFI'S CLIENTS.
         Any other option or futures transaction with respect to domestic or foreign securities held by any of Price Associates' clients or with respect to foreign securities held by RPFI's clients will be approved or disapproved on a case-by-case basis after due consideration is given as to whether the proposed transaction or series of transactions might appear to or actually create a conflict with the interests of any of Price Associates' or RPFI's clients. Such transactions include transactions in futures and options on futures involving financial instruments regulated solely by the CFTC.

    SHORT SALES.  Short sales by Access Persons are subject to prior clearance.
     In addition, Access Persons may not sell any security short which is owned by any client of Price Associates or RPFI, except that short sales may be made "against the box" for tax purposes. A short sale "against the box" is one in which the seller owns an amount of securities equivalent to the number he or she sells short. All short sales, including short sales against the box, are subject to the 60-Day Rule described below.

   THE 60-DAY RULE. Access Persons are prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days. An "equivalent" security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security, or similar securities with a value derived from the value of the subject security. Thus, for example, the rule prohibits options transactions on or short sales of a security within 60 days of its purchase. In addition, the rule applies regardless of the Access Person's other holdings of the same security or whether the Access Person has split his or her holdings into tax lots. For example, if an Access Person buys 100 shares of XYZ stock on March 1, 1998 and another 100 shares of XYZ stock on March 1, 2000, he or she may not sell ANY shares of XYZ stock at a profit for 60 days following March 1, 2000. The 60-Day Rule "clock" restarts EACH time the Access Person trades in that security.

        EXEMPTIONS FROM THE 60-DAY RULE.  The 60-Day Rule does not apply to:

          /2/ any transaction by a Non-Access Person except for transactions in Price Associates' stock not exempted below;

/2/  any transaction exempt from prior clearance (see p. 4-8);

          /2/ the purchase and sale or sale and purchase of exchange traded index options;

          /2/ any transaction in Price Associates' stock effected through the ESPP; and

/2/ the exercise of "in the money" Price Associates' stock options and the subsequent sale of the derivative shares.

        Prior clearance procedures do NOT check compliance with the 60-Day Rule when considering a trading request. Access Persons are responsible for checking their compliance with this rule before entering a trade.

        Access Persons may request a waiver from the 60-Day Rule. Such requests should be directed in writing to the Chairperson of the Ethics Committee. These waivers are NOT routinely granted.

    INVESTMENTS IN NON-LISTED SECURITIES FIRMS. Access Persons may not purchase or sell the



    shares of a broker/dealer, underwriter or federally registered investment adviser unless that entity is traded on an exchange or listed as a NASDAQ stock or permission is given under the Private Placement Procedures (see p. 4-10).

OWNERSHIP REPORTING REQUIREMENTS - ONE-HALF OF ONE
 PERCENT OWNERSHIP.  If an
employee or an independent director of Price Associates or an independent director of the Price Funds owns more than 1/2 of 1% of the total outstanding shares of a public or private company, he or she must immediately report in writing such fact to Baltimore Legal/Compliance, providing the name of the company and the total number of such company's shares beneficially owned.

DISCLOSURE OF PERSONAL SECURITIES HOLDINGS BY ACCESS
 PERSONS.  Upon commencement
of employment, appointment or promotion (no later than 10 days after the starting date), each Access Person must disclose in writing all current securities holdings in which he or she is considered to have beneficial ownership and control ("Securities Holdings Report") (see page 4-4 for definition of the term Beneficial Owner). The form to provide the Securities Holding Report will be provided upon commencement of employment, appointment or promotion and should be submitted to Baltimore Legal/Compliance.

All Investment Personnel and Managing Directors are also required to file a Securities Holding Report on an annual basis, in conjunction with the annual verification process. Effective January 2001, this requirement will be extended to ALL Access Persons, pursuant to federal law.

CONFIDENTIALITY OF RECORDS.  Price Associates makes every effort to protect the
privacy of all persons and entities in connection with their Securities Holdings Reports and Reports of Securities Transactions.

SANCTIONS. Strict compliance with the provisions of this Statement is considered a basic provision of association with Price Associates and the Price Funds. The Ethics Committee and Balti-



more Legal/Compliance are primarily responsible for administering this Statement. In fulfilling this function, the Ethics Committee will institute such procedures as it deems reasonably necessary to monitor each person's and entity's compliance with this Statement and to otherwise prevent and detect violations.

    VIOLATIONS BY ACCESS PERSONS, NON-ACCESS PERSONS AND
DIRECTORS OF PRICE
    ASSOCIATES. Upon discovering a material violation of this Statement by any person or entity other than an independent director of a Price Fund, the Ethics Committee will impose such sanctions as it deems appropriate and as are approved by the Management Committee or the Board of Directors including, INTER ALIA, a letter of censure or suspension, a fine, a suspension of trading privileges or termination of employment and/or officership of the violator. In addition, the violator may be required to surrender to Price Associates, or to the party or parties it may designate, any profit realized from any transaction that is in violation of this Statement. All material violations of this Statement shall be reported to the Board of Directors of Price Associates and to the Board of Directors of any Price Fund with respect to whose securities such violations may have been involved.

    VIOLATIONS BY INDEPENDENT DIRECTORS OF PRICE FUNDS.
  Upon discovering a
    material violation of this Statement by an independent director of a Price Fund, the Ethics Committee shall report such violation to the Board on which the director serves. The Price Fund Boards will impose such sanctions as they deem appropriate.

    VIOLATIONS BY BALTIMORE EMPLOYEES OF RPFI OR TRFAM.
 Upon discovering a
    material violation of this Statement by a Baltimore-based employee of RPFI or TRFAM, the Ethics Committee shall report such violation to the Board of Directors of RPFI or TRFAM, as appropriate. A material violation by a Baltimore-based employee of RPFI shall also be reported to the Board of Directors of any RPFI Fund with respect to whose securities such violations may have been involved.





March, 2000